Exhibit 99.2
@NFX is periodically published to keep shareholders aware of current operating activities at Newfield. It may include estimates of expected production volumes, costs and expenses, recent changes to hedging positions and commodity pricing.
July 26, 2006
This edition of @NFX includes:
•	Update on recent drilling programs

•	Update on key development projects

•	Complete hedging information
Second Quarter 2006 Drilling Activity

	NFX Operated	Non Operated	Gross Wells	Dry Holes
Mid- Continent*	64	31	95	0
Rocky Mountains	55	2	57	2
Onshore GC	17	3	20	5
Gulf of Mexico	5	1	6	2
International	0	0	0	0
Total:	141	37	178	9

*	This Mid-Continent drilling activity report includes coal bed methane wells.
Year-to-date 2006 Drilling Activity

	NFX Operated	Non Operated	Gross Wells	Dry Holes
Mid-Continent*	153	66	219	2
Rocky Mountains	107	4	111	3
Onshore GC	34	6	40	10
Gulf of Mexico	14	2	14	4
International	2	0	2	1
Total:	310	78	388	18

*	This Mid-Continent drilling activity report includes coal bed methane wells.
Focus Area Updates
MID-CONTINENT
In the first half of 2006, we spud 55 Company operated wells and are currently operating 13 drilling rigs (excluding the Cherokee Basin drilling activity). There are 55 operated wells that have been completed or are in various stages of completion.

The Woodford Shale
We are increasing our activity in the Woodford Shale Play. We approved a $150 million budget increase for the Mid-Continent and are making plans to move to a 13-rig program by year end. Rigs needed for this increase have already been secured. Since 2002, we’ve drilled 128 wells and amassed more than 115,000 net acres while continuing to look for creative ways to add acreage, and/or access new acreage.
We currently have 6 rigs running, 5 of which are drilling horizontals. Two additional Woodford horizontals are being completed. Including vertical wells, we drilled and completed 29 wells in the first half of 2006 (14 horizontals and 15 verticals).
We now have 15 Newfield operated horizontal wells flowing to sales. Our last six wells were drilled and completed for an average cost of less than $4 million and initial production averaged 3 MMcfe/d. Our last two wells had initial production of 3.2 MMcfe/d and 4.3 MMcfe/d, respectively, and production continues to clean up. Production data to date continues to indicate individual horizontal well recoveries of approximately 2.75 Bcfe.
Current gross operated daily production is approximately 50 MMcfe/d with more than half of this coming from the horizontal wells. We expect to drill about 75 wells in the play in 2006, of which about 60 will be horizontal wells.
Texas Wash Play
We are operating 7 drilling rigs in the Wash Play of the Texas Panhandle – 6 of the rigs are working in our prolific Stiles Ranch Field. In August, 2 of the rigs in Stiles Ranch will begin directionally drilling multiple wells on 40-acre spacing from common well site pads. Our working interest is 100% in Stiles Ranch. Current gross operated daily production in the Texas Wash Play is 50 MMcfe/d. For 2006, the Company plans to drill 40 – 45 operated wells in the Texas Wash.
ROCKY MOUNTAINS
Monument Butte
Year to date, we’ve drilled 103 wells in the Monument Butte Field, including 9 wells in a pilot 20-acre spacing program. Although early, the pilot program is delivering promising results with the initial production rates averaging 80 – 100 BOPD. Reducing well spacing could ultimately add more than 1,000 additional well locations.
We continue to explore the deep gas potential at, and adjacent to, Monument Butte and recently participated in another outside operated well with a 30% working interest. The well, located just 600 feet from the lease line of our Monument Butte field, will be tested. Success here sets up 4 locations on Monument Butte acreage where we would have a 75% working interest.
ONSHORE GULF COAST
Year to date, the onshore Gulf Coast team has drilled 32 successful wells out of 44 attempts. We have drilled 6 exploration wells, of which 3 were successful.
Sarita Field Area, South Texas
We continue to add significant new production in South Texas through our joint venture with ExxonMobil. This joint venture covers 52,000 acres in three South Texas counties with nearly half of that acreage in the prolific Sarita Field area.

We have five wells producing at about 35 MMcf/d and 265 BCPD (gross). We recently completed the B-74 well, finding pay in multiple zones. The first zone tested at 10 MMcf/d and the second at 10.5 MMcf/d. It is currently producing about 8 MMcfe/d from a single zone. Late in the third quarter, the zones will be commingled.
The B-76 development well found 240’ of net gas pay in multiple zones and completion operations will begin soon. The well should be on-line in late August.
We are drilling an exploratory test with our B-75 well. This deeper pool test is being drilled in an adjacent fault block to our B-70 deep discovery.
The B-75 well has already logged 300’ of gas pay at intermediate depths and has extended known field pay. The well continues to drill and should reach total depth in early August.
Val Verde Basin
Gross production in the Val Verde Basin recently hit a new high of 70 MMcfe/d from a first quarter rate of 62 MMcfe/d. Newfield drilled 3 successful wells out of 6 attempts in the second quarter. All of the successes were in the Vinegarone East Field. We expect to operate 2 – 3 drilling rigs in this area throughout 2006.
We are preparing to test our first well drilled on the Mayfield Ranch, an area that covers about 30,000 gross acres. We are drilling a second well on the acreage at this time. We own a 100% working interest in both wells.
GULF OF MEXICO
Production has recovered from the 2005 storm damage and is now about 280 MMcfe/d with 40 MMcfe/d coming from deepwater fields. We still have about 20 MMcfe/d shut-in awaiting pipeline repairs. We have an additional 60 MMcfe/d that will be on-line later this year from the development of new discoveries and redevelopment of Main Pass 138 which was destroyed by Hurricane Katrina.
During the second quarter, we drilled 6 shelf wells with 3 discoveries. We have 8 remaining wells in the 2006 shelf drilling program. Three of our major developments include: Eugene Island 182, a single well deep shelf development with Newfield owning a 67% interest; Grand Isle 3, another single well deep shelf development with Newfield owning 50% interest; and, West Delta 133, a three-well development with Newfield owning a 67% interest.
Deepwater
We are participating in 2 exploration wells, both operated by Kerr McGee. Newfield has a 10% interest in the Grand Cayman, a sub-salt prospect, and a 35% interest in PowerPlay/Terlingua, an amplitude supported prospect.
The Rigel Field is producing 95 MMcfe/d from a single subsea completion. We have a 25% working interest.
INTERNATIONAL
When compared to 2005, the largest percentage increase in 2006 capital spending is in Newfield’s international programs. Increased investments reflect major offshore development projects in the North Sea, Malaysia and China.

U.K North Sea
We recently installed the production platform for our Grove Field. Although common practice in the Gulf of Mexico, Grove represents the first time a platform has been refurbished and reused in the North Sea. The Grove Field is awaiting installation of a pipeline connection to the host field to the northeast. First production is expected in late 2006 and it will ramp up to approximately 60 MMcf/d and about 1,000 BCPD in early 2007.
Our West Grove exploration well is currently drilling. The well is scheduled to reach total depth in late August. Newfield has a 100% interest in the Grove development.
Offshore Peninsular Malaysia – PM 318/PM 323
We have two field developments underway on our shallow water Block 318 – the the Abu and Puteri Fields.
Our Abu Field development in Malaysia is on schedule. A platform was recently completed and is currently being installed. In early August, we will tie back and complete existing field wells.
Construction of the Floating, Storage and Offloading vessel (FSO) is underway. A tanker is being converted to the FSO to allow for 15,000 — 18,000 BOPD of gross production. Newfield has a 50% interest in Abu and production is expected in early 2007.
Development of our Puteri Field is progressing. The field was delineated in early 2006 and we expect first oil production in late 2007 of about 8,000 BOPD gross. Puteri was a 2005 discovery that found 200’ of oil pay. We have a 50% interest in Puteri.
Our second shallow water block is PM 323. We are developing several oil fields on this acreage that will add significant oil production. Newfield’s East Belumut and Chermingat fields are expected to add about 15,000 BOPD gross in 2008.
Deepwater Block 2C, Malaysia
Technical work (including the electromagnetic survey interpretation) has been completed on Block 2C. We refined this data and expect to spud our first deepwater well to test the Talang Prospect in the fourth quarter. This will be the first well in a two-well program. We have a 60% operated interest in Block 2C.
Bohai Bay, China
In Bohai Bay, China, our CFD 12-1 and 12-1S fields are under development. We estimate that 11 wells will be drilled and readied for production by the end of the third quarter We expect that the field will produce about 22,000 BOPD gross in late 2006. Our share of production will be approximately 20% until our costs are fully recovered.
Third Quarter 2006 Estimates
Natural Gas Production and Pricing The Company’s natural gas production in the third quarter of 2006 is expected to be 50 – 51 Bcf (543 – 555 MMcf/d). Based on current prices, Newfield estimates that its realized price for natural gas production from the Gulf of Mexico and onshore Gulf Coast, after basis differentials, transportation and handling charges, will average $0.40 — $0.60 less per MMBtu than the Henry Hub Index. Realized gas prices for the Company’s Mid-Continent properties, after basis differentials, transportation and handling charges, typically average $0.70 — $0.80 less per MMBtu than the Henry Hub Index. Hedging gains or losses will affect price realizations.

Crude Oil Production and Pricing The Company’s oil production, including international liftings, in the third quarter of 2006 is expected to be 2.0 – 2.2 million barrels (21,700 – 24,000 BOPD). Newfield expects to produce approximately 3,700 BOPD from its Malaysian operations. The timing of liftings in Malaysia and the availability of refining capacity for our Monument Butte oil production may affect total reported production. The price the Company receives for Gulf Coast production typically averages about $2 per barrel below the NYMEX West Texas Intermediate (WTI) price. The price the Company receives for its production in the Rocky Mountains is now averaging $9 per barrel below WTI. Oil production from the Mid-Continent typically sells at a $1.00 – $1.50 per barrel discount to WTI. Oil production from Malaysia typically sells at Tapis, or about even with WTI. Hedging gains or losses will affect price realizations.
Lease Operating Expense and Production Taxes LOE is expected to be $68 – $75 million ($1.10 – $1.20 per Mcfe) in the third quarter of 2006. Production taxes in the third quarter of 2006 are expected to be $15 – $17 million ($0.20 – $0.30 per Mcfe). These expenses vary and are subject to impact from, among other things, production volumes and commodity prices, tax rates, service costs, the costs of goods and materials and workover activities.
General and Administrative Expense G&A expense for the third quarter of 2006 is expected to be $33 – $37 million ($0.50 – $0.60 per Mcfe), net of capitalized direct internal costs. Capitalized direct internal costs are expected to be $16 – $17 million. G&A expense includes stock and incentive compensation expense. Incentive compensation expense depends largely on adjusted net income (as defined in the Company’s incentive compensation plan), which excludes unrealized gains and losses on commodity derivatives.
Interest Expense The non-capitalized portion of the Company’s interest expense for the third quarter of 2006 is expected to be $20 – $22 million ($0.26 – $0.31 per Mcfe). As of July 26, 2006, Newfield had no outstanding borrowings under its credit arrangements. Long-term debt consists of four separate issuances of notes that in the aggregate total $1.2 billion in principal amount. Capitalized interest for the third quarter of 2006 is expected to be about $11 – $12 million.
Income Taxes Including both current and deferred taxes, the Company expects its consolidated income tax rate in the third quarter of 2006 to be about 35 – 39%. About 60-65% of the tax provision is expected to be deferred.
Please see the tables below for our complete hedging positions.
NATURAL GAS HEDGE POSITIONS
The following hedge positions for the third quarter of 2006 and beyond are as of July 25, 2006:
Third Quarter 2006

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
13,770 MMMBtus	$8.90	—	—	—	—
7,140 MMMBtus	—	—	$8.55—$12.60	$8.00—$9.35	$10.50—$20.00
5,310 MMMBtus	—	$7.44	—	$7.35—$8.29	—
Fourth Quarter 2006

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
12,490 MMMBtus	$9.02	—	—	—	—
15,880 MMMBtus	—	—	$9.17—$12.71	$9.00—$9.50	$11.00—$15.40
1,600 MMMBtus	—	$7.35	—	$7.35	—

First Quarter 2007

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
4,170 MMMBtus	$10.33	—	—	—	—
26,040 MMMBtus	—	—	$9.17—$12.90	$9.00—$9.50	$11.00—$15.75
Second Quarter 2007

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
20,020 MMMBtus	$8.94	—	—	—	—
Third Quarter 2007

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
20,240 MMMBtus	$8.97	—	—	—	—
Fourth Quarter 2007

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
6,510 MMMBtus	$8.95	—	—	—	—
The following table details the expected impact to pre-tax income from the settlement of our derivative contracts, outlined above, at various NYMEX gas prices, net of premiums paid for these contracts (in millions).

	Gas Prices
	$ 5.00	$ 6.00	$ 7.00	$ 8.00	$ 9.00

2006
3rd Quarter	$89	$63	$37	$13	$(4)
4th Quarter	$118	$88	$58	$29	$1

Total 2006	$207	$151	$95	$42	$(3)

2007
1st Quarter	$129	$99	$68	$38	$8
2nd Quarter	$79	$59	$39	$19	$(1)
3rd Quarter	$80	$60	$40	$20	$(1)
4th Quarter	$26	$19	$13	$6	$—

Total 2007	$314	$237	$160	$83	$6

In addition, we have hedged basis differentials for the August through December 2006 period. We have hedged approximately 40% of our basis, which includes about 70% of our onshore U.S. volumes during this period.
Approximately 30% of our natural gas production correlates to ANR/LA, 30% to Houston Ship Channel, 20% to Panhandle Eastern Pipeline and 10% to Columbia Gulf Transmission.
CRUDE OIL HEDGE POSITIONS
The following hedge positions for the third quarter of 2006 and beyond are as of July 25, 2006:

Third Quarter 2006

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
753,000 Bbls	$46.83	—	—	—	—
151,000 Bbls	—	—	$52.52—$78.84	$50.00—$55.00	$73.90—$83.75
480,000 Bbls**	—	—	$44.69—$62.21	$35.00—$60.00	$50.50—$80.00
Fourth Quarter 2006

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
783,000 Bbls	$47.71	—	—	—	—
211,000 Bbls	—	—	$54.65—$79.38	$50.00—$60.00	$73.90—$83.75
480,000 Bbls**	—	—	$44.69—$62.21	$35.00—$60.00	$50.50—$80.00
First Quarter 2007

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
240,000 Bbls	$45.22	—	—	—	—
150,000 Bbls	—	—	$55.50—$80.41	$50.00—$60.00	$77.10—$83.25
870,000 Bbls**	—	—	$37.14—$55.35	$32.00—$60.00	$44.70—$82.00
Second Quarter 2007

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
241,000 Bbls	$45.29	—	—	—	—
151,000 Bbls	—	—	$55.48—$80.40	$50.00—$60.00	$77.10—$83.25
879,000 Bbls**	—	—	$37.12—$55.33	$32.00—$60.00	$44.70—$82.00
Third Quarter 2007

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
122,000 Bbls	$63.40	—	—	—	—
152,000 Bbls	—	—	$55.46—$80.40	$50.00—$60.00	$77.10—$83.25
888,000 Bbls**	—	—	$37.10—$55.31	$32.00—$60.00	$44.70—$82.00
Fourth Quarter 2007

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
122,000 Bbls	$63.40	—	—	—	—
152,000 Bbls	—	—	$55.46—$80.40	$50.00—$60.00	$77.10—$83.25
888,000 Bbls**	—	—	$37.10—$55.31	$32.00—$60.00	$44.70—$82.00
First Quarter 2008

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
819,000 Bbls**	—	—	$33.00—$50.29	$32.00—$35.00	$49.50—$52.90
Second Quarter 2008

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
819,000 Bbls**	—	—	$33.00—$50.29	$32.00—$35.00	$49.50—$52.90
Third Quarter 2008

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
828,000 Bbls**	—	—	$33.00—$50.29	$32.00—$35.00	$49.50—$52.90

Fourth Quarter 2008

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
828,000 Bbls**	—	—	$33.00—$50.29	$32.00—$35.00	$49.50—$52.90
First Quarter 2009

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
810,000 Bbls**	—	—	$33.33—$50.62	$32.00—$36.00	$50.00—$54.55
Second Quarter 2009

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
819,000 Bbls**	—	—	$33.33—$50.62	$32.00—$36.00	$50.00—$54.55
Third Quarter 2009

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
828,000 Bbls**	—	—	$33.33—$50.62	$32.00—$36.00	$50.00—$54.55
Fourth Quarter 2009

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
828,000 Bbls**	—	—	$33.33—$50.62	$32.00—$36.00	$50.00—$54.55
First Quarter 2010

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
900,000 Bbls**	—	—	$34.90—$51.52	$32.00—$38.00	$50.00—$53.50
Second Quarter 2010

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
909,000 Bbls**	—	—	$34.90—$51.52	$32.00—$38.00	$50.00—$53.50
Third Quarter 2010

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
918,000 Bbls**	—	—	$34.91—$51.52	$32.00—$38.00	$50.00—$53.50
Fourth Quarter 2010

	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
918,000 Bbls**	—	—	$34.91—$51.52	$32.00—$38.00	$50.00—$53.50

**	These 3–way collar contracts are standard crude oil collar contracts with respect to the periods, volumes and prices stated above. The contracts have floor and ceiling prices per barrel as per the table above until the price drops below a weighted average price of $29.23 per barrel. Below $29.23 per barrel, these contracts effectively result in realized prices that are on average $6.64 per barrel higher than the cash price that otherwise would have been realized.
The following table details the expected impact to pre-tax income from the settlement of our derivative contracts, outlined above, at various NYMEX oil prices, net of premiums paid for these contracts (in millions).

	Oil Prices
	$50.00	$52.00	$54.00	$56.00	$58.00	$60.00

2006
3rd Quarter	$(1)	$(3)	$(5)	$(8)	$(10)	$(12)
4th Quarter	$1	$(2)	$(5)	$(7)	$(9)	$(12)

Total 2006	$—	$(5)	$(10)	$(15)	$(19)	$(24)

2007
1st Quarter	$—	$(2)	$(4)	$(7)	$(9)	$(11)
2nd Quarter	$—	$(2)	$(4)	$(7)	$(9)	$(11)
3rd Quarter	$3	$1	$(1)	$(3)	$(5)	$(7)
4th Quarter	$3	$1	$(1)	$(3)	$(5)	$(7)

Total 2007	$6	$(2)	$(10)	$(20)	$(28)	$(36)

2008	$(2)	$(7)	$(13)	$(20)	$(26)	$(33)

2009	$(1)	$(6)	$(12)	$(19)	$(25)	$(32)

2010	$—	$(4)	$(9)	$(17)	$(24)	$(31)
The Company provides information regarding its outstanding hedging positions in its annual and quarterly reports filed with the SEC and in its electronic publication — @NFX. This publication can be found on Newfield’s web page at http://www.newfield.com. Through the web page, you may elect to receive @NFX through e-mail distribution.
Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy growing reserves through the drilling of a balanced risk/reward portfolio and select acquisitions. Newfield’s domestic areas of operation include the U.S. onshore Gulf Coast, the Anadarko and Arkoma Basins of the Mid-Continent, the Uinta Basin of the Rocky Mountains and the Gulf of Mexico. The Company has international exploration and development projects underway in Malaysia, the U.K. North Sea and China.

** The statements set forth in this publication regarding estimated or anticipated capital activity, second quarter results and production volumes are forward looking and are based upon assumptions and anticipated results that are subject to numerous uncertainties. Actual results may vary significantly from those anticipated due to many factors. Newfield’s ability to produce oil and gas from the Gulf of Mexico is dependent on infrastructure (such as host platforms, pipelines and onshore processing facilities) owned by third parties. Much of this infrastructure was damaged by Hurricanes Katrina and Rita. As a result, it is difficult to predict when production will return to pre-storm levels. Other factors include drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of capital resources, the availability of refining capacity for the crude oil Newfield produces from its Monument Butte Field in Utah, and labor conditions. In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks.